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GREAT AMERICAN FINANCIAL RESOURCES, INC.

250 East Fifth Street
Cincinnati, Ohio 45202

Notice of Annual Meeting of Stockholders
and Proxy Statement

To be Held on May 19, 2005

Dear Stockholder:

We invite you to attend our Annual Meeting of Stockholders on Thursday, May 19, 2005, in Cincinnati, Ohio. At the meeting, you will hear a report on our operations and have an opportunity to meet your company's directors and executives.

This booklet includes the formal notice of the meeting and the proxy statement. The proxy statement tells you more about the agenda and procedures for the meeting. It also describes how your Board of Directors operates and provides information about the director candidates.

All stockholders are important to us. We want your shares to be represented at the meeting and urge you either to use our telephone voting system or to complete, sign, date and return your proxy form.

Sincerely,

Carl H. Lindner

Chairman of the Board

Cincinnati, Ohio
April 1, 2005

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
OF GREAT AMERICAN FINANCIAL RESOURCES, INC.

Date:	Thursday, May 19, 2005

Time:	11:00 a.m., Eastern Daylight Savings Time

Place:	The Cincinnatian Hotel
Sixth and Vine Streets
Cincinnati, Ohio

Purpose:	1. Elect Directors
2. Approve the Great American Financial Resources, Inc. 2004 Stock Option Plan
3. Approve Amendments to the Great American Financial Resources, Inc. 1997 Directors Stock Option Plan
4. Ratify Ernst & Young LLP as our Independent Registered Public Accountants for 2005
5. Conduct other business if properly raised

Record Date:	April 1, 2005. Stockholders listed in our records on that date are entitled to receive notice of and to vote at the meeting.

Mailing Date:	The approximate mailing date of this proxy statement and accompanying proxy form is April 13, 2005.

Your vote is important. Whether or not you attend the meeting, you may vote your shares using the toll-free telephone voting system described on page 3, or by mailing a signed proxy form, which is the bottom portion of the enclosed perforated form. If you do attend the meeting, you may either vote by proxy or revoke your proxy and vote in person. You may also revoke your proxy at any time before the vote is taken at the meeting by written revocation, using the telephone voting system or by submitting a later-dated proxy form.

GENERAL INFORMATION

Record Date; Shares Outstanding

As of April 1, 2005, the record date for determining stockholders entitled to notice of and to vote at the meeting, we had 47,030,407 shares of common stock outstanding and eligible to vote. Each share of outstanding common stock is entitled to one vote on each matter to be presented at the meeting. Stockholders do not have cumulative voting rights in the election of directors. Abstentions (including instructions to withhold authority to vote for one or more nominees) and broker non-votes will not have any effect with respect to the election of directors but will be counted as votes against the other proposals.

Proxies and Voting Procedures

Registered stockholders may vote by using a toll-free telephone number, by completing a proxy form and mailing it to the proxy tabulator, or by attending the meeting and voting in person. The telephone voting facilities will open following the mailing of materials on April 13, 2005, and close at 9:00 a.m. Eastern Daylight Savings Time on the meeting date. The telephone voting facilities are open Monday through Friday from 8:00 a.m. until 10:30 p.m. and on Saturdays from 8:00 a.m. until 4:30 p.m. Eastern Daylight Savings Time. The telephone voting procedures are designed to authenticate stockholders by use of a proxy control number and personal identification number ("PIN") to allow stockholders to confirm that their instructions have been properly recorded.

Stockholders whose shares are held in the name of a broker, bank or other nominee should refer to the proxy card or the information forwarded by such broker, bank or other nominee to see what voting options are available.

To vote by telephone, stockholders should call 1-877-298-0570, toll-free, or (513) 579-6707, using any touch-tone telephone and have their proxy form at hand. Stockholders will be asked to enter the proxy control number and PIN, then follow simple recorded instructions. To vote by mail, stockholders should complete and sign the bottom portion of the proxy form and return only that portion to the proxy tabulator.

Solicitation of proxies through the mail, in person and otherwise, is being made by management at the direction of the Board of Directors, without additional compensation. We will pay all costs of soliciting proxies. In addition, we will request brokers and other custodians, nominees and fiduciaries to forward proxy soliciting material to the beneficial owners of shares held of record by such persons, and we will reimburse them for their expenses.

The execution of a proxy or vote by phone does not affect the right to vote in person at the meeting, and a proxy or vote by phone may be revoked by the person giving it prior to the exercise of the powers conferred by it. A stockholder may revoke a prior vote by writing to our Secretary at our principal offices or by properly executing and delivering a proxy bearing a later date (or recording a later telephone vote) or by voting in person at the meeting. In addition, persons attending the meeting in person may withdraw their proxies. Attending the meeting will not serve to vote your proxy unless you vote at the meeting.

If a choice is specified on a properly executed proxy form, the shares will be voted accordingly. If a proxy form is signed without a preference indicated, those shares will be voted "FOR" the election as directors of the eight nominees proposed by the Board of Directors, "FOR" approval of the Great American Financial Resources, Inc. 2004 Stock Option Plan, "FOR" approval of the amendments to the Great American Financial Resources, Inc. 1997 Directors Stock Option Plan and "FOR" the ratification of Ernst & Young LLP as our independent public accountants for 2005. If any other matters properly come before the meeting or any adjournment thereof, each properly executed proxy form will be voted in the discretion of the proxies named therein.

Adjournment and Other Matters

Approval of a motion for adjournment or other matters brought before the meeting requires the affirmative vote of a majority of the shares voting at the meeting. We know of no other matters to be presented at the meeting other than those stated in this document.

PRINCIPAL STOCKHOLDERS

As of the record date, the only person known to us to own beneficially more than 5% of our common stock was American Financial Group, Inc. ("AFG"), One East Fourth Street, Cincinnati, Ohio 45202. AFG owns shares directly and indirectly through its subsidiaries. AFG beneficially owned 38,565,995 shares, or approximately 82% of the shares outstanding as of the record date.

PROPOSAL NO. 1-ELECTION OF DIRECTORS

The Board of Directors oversees the management of the company on your behalf. The Board reviews our long-term strategic plans and exercises direct decision-making authority in key areas such as choosing the Chief Executive Officer, setting the scope of his authority to manage our day-to-day business, and evaluating management's performance.

The Board of Directors has nominated eight individuals to hold office until the next annual meeting of stockholders and until their successors are elected and qualified. If any of the nominees should become unable to serve as a director, the proxies will be voted for any substitute nominee designated by the Board of Directors but, in any event, no proxy may be voted for more than eight nominees. The eight nominees who receive the greatest number of votes will be elected.

In accordance with our Certificate of Incorporation, the only candidates eligible for election at the annual meeting are candidates nominated by the Board of Directors and candidates nominated at the meeting by a stockholder who has complied with the procedures set forth in the Certificate of Incorporation.

The persons nominated by the Board of Directors to serve as directors for the ensuing year are CARL H. LINDNER, S. CRAIG LINDNER, ROBERT A. ADAMS, KENNETH C. AMBRECHT, RONALD G. JOSEPH, JOHN T. LAWRENCE III, WILLIAM R. MARTIN and CHARLES R. SCHEPER. The eight nominees receiving the highest numbers of votes will be elected as directors.

The nominees for election to the Board of Directors are:
Carl H. Lindner Age 85 Director since 1987

Carl H. Lindner has been Chairman of the Board since 1987. Mr. Lindner also serves as Chairman of the Board of AFG, a diversified financial services company. Carl H. Lindner is the father of S. Craig Lindner.

S. Craig Lindner Age 50 Director since 1993

S. Craig Lindner was elected Chief Executive Officer in November 1999. Mr. Lindner is President of American Money Management Corporation ("AMM"), a subsidiary of AFG which provides investment services for AFG and its affiliated companies, including us. He is also Co-Chief Executive Officer and a director of AFG.

Robert A. Adams Age 59 Director since 1992

Robert A. Adams served as Executive Vice President since December 1992 and a director since 1993. He also served as Chief Operating Officer until November 1999. Mr. Adams retired as an employee of Great American Financial Resources in December 2001.

Kenneth C. Ambrecht Age 59 Director since 2004

Kenneth C. Ambrecht has been a director since July 2004. Since July 2004, Mr. Ambrecht has served as a Managing Director for the investment banking firm of First Albany Capital. For more than five years prior thereto he was a Managing Director with Royal Bank Canada Capital Markets. Mr. Ambrecht also serves as a director of Fortescue Metals Group Limited, an Australian Mining Company and is a director nominee of AFG.

Ronald G. Joseph Age 68 Director since 1994

Ronald G. Joseph has been a director since March 1994. For more than five years, Mr. Joseph has been Chief Executive Officer and attorney of various Cincinnati-based automobile dealerships and real estate holdings.

John T. Lawrence III Age 53 Director since 1994

John T. Lawrence III has been a director since March 1994. For more than five years, Mr. Lawrence has been a Senior Vice President with UBS PaineWebber Incorporated, a national investment banking firm.

William R. Martin Age 76 Director since 1994

William R. Martin has been a director since March 1994. Although currently retired, Mr. Martin was previously President of both Tominy, Inc. and M.B. Computing, Inc., which are privately held software development companies. Mr. Martin is also a director of AFG.

Charles R. Scheper Age 52 Director since 1999	Charles R. Scheper was elected Chief Operating Officer in November 1999 and has been a director since May 2002.

In March 2002, Chiquita Brands International, Inc., a leading international marketer, producer and distributor of bananas and other quality fresh and processed food products, completed a comprehensive financial restructuring that included a prepackaged plan of reorganization filed in November of the prior year under Chapter 11 of the Bankruptcy Code. Carl H. Lindner was an executive officer and director of Chiquita at the time of the bankruptcy filing.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE ELECTION OF THE EIGHT NOMINEES LISTED ABOVE. WE HAVE BEEN INFORMED THAT AFG INTENDS TO VOTE ITS SHARES FOR THE ABOVE NOMINEES.

PROPOSAL NO. 2-APPROVAL OF THE 2004 STOCK OPTION PLAN

During 2004, the Board of Directors adopted, subject to approval of stockholders at the Annual Meeting, the Great American Financial Resources, Inc. 2004 Stock Option Plan. The Stock Option Plan provides for the issuance of both incentive stock options and non-qualified stock options to certain officers and key management personnel.

The following description is qualified in its entirety by reference to the text of the 2004 Stock Option Plan which is set forth in Annex A to this Proxy Statement.

Prior Grants

Since the adoption of the Stock Option Plan, a total of 957,500 options have been granted, subject to approval by the stockholders of the Stock Option Plan, as follows:

S. Craig Lindner	Chief Executive Officer	0
Charles R. Scheper	Chief Operating Officer	100,000
Mark F. Muething	Executive Vice President, General Counsel & Secretary	40,000
Michael J. Prager	Senior Vice President and Chief Actuary	40,000
Christopher P. Miliano	Executive Vice President, Chief Financial Officer and Treasurer	40,000
All Executive Officers as a Group (8 people)		330,000
All Non-Executive Officers as a Group		627,500

Purpose of the Plan

The purpose of the 2004 Stock Option Plan is to promote our interests and the interests of our stockholders by providing a means for selected key employees of ours and of our subsidiaries to acquire a proprietary interest in our company, thereby strengthening GAFRI's ability to attract capable management personnel and provide an inducement for key employees to remain employed by us or our subsidiaries and to perform at their maximum levels.

Eligibility

Options under the 2004 Stock Option Plan may be granted to our key employees and key employees of our subsidiaries.

Securities to be Utilized

The maximum number of shares of our common stock for which options may be granted under the 2004 Stock Option Plan is 2,000,000 (subject to antidilution provisions). Shares we deliver pursuant to the exercise of options may be authorized but unissued shares of our common stock, previously acquired treasury shares or a combination. Options which expire or are terminated shall again be available for grant under the Stock Option Plan.

Plan Administration and Termination

The 2004 Stock Option Plan will be administered by the Organization and Policy Committee of our Board of Directors. The Board of Directors will have the ability to amend the Stock Option Plan at any time without further stockholder approval to:

  Change the eligibility provisions;
  Except for anti-dilution adjustments, increase the number of shares which may be subject to options granted under the 2004 Stock Option Plan; or increase the maximum number of shares with respect to which options may be granted to any participant during any fiscal year;
  Cause the Stock Option Plan or any option granted under the Plan to fail to meet the conditions for exclusion of application of the $1 million deduction limitation imposed by Section 162(m) of the Internal Revenue Code; or
  Cause any option granted as an incentive stock option to fail to qualify as an "incentive stock option" as defined by the Internal Revenue Code of 1986.

Price, Exercise Period and Vesting of Options

The Organization and Policy Committee has the authority to determine the exercise price for options granted under the 2004 Stock Option Plan. The exercise price for a nonqualified stock option may be less than the fair market value per share. The exercise price for an incentive stock option must not be less than the greater of the fair market value on the date of grant or the par value. To date, all options granted have been incentive stock options with exercise prices equal to the fair market value on the date of grant. For purposes of the Plan, the fair market value of a share of common stock is the closing price on the New York Stock Exchange for the most recent day of trading. On April 1, 2005, the closing price of our common stock was $17.05.

Twenty percent (20%) of the shares underlying an option will become exercisable on the first anniversary of the date of grant, and 20% percent will vest on each anniversary thereafter. Generally, payment for shares purchased upon exercise of an option is to be made in cash. The Organization and Policy Committee, however, may permit payment by:

  delivering previously owned shares having a fair market value equal to the cash option price of the shares as to which the option is being exercised;
  by a combination of cash and delivery of previously owned shares; or
  by any other method or in any other form authorized by the Committee from time to time to the extent permitted by applicable law.

Federal Income Tax Consequences

Incentive Stock Options. A participant who exercises an incentive stock option will not be taxed at the time he or she exercises his or her option or a portion thereof. Instead, the participant will be taxed at the time he or she sells the shares of common stock purchased pursuant to the incentive stock option. The participant will be taxed on the difference between the price he or she paid for the common stock and the amount for which he or she sells the common stock. If the participant does not sell the shares of common stock prior to two years from the date of grant of the incentive stock option and one year from the date the stock is transferred to him or her, any subsequent gain on sale of the shares will be capital gain, and we will not receive a corresponding deduction. If the participant sells the shares of stock at a gain prior to that time, the difference between the amount the participant paid for the common stock and the lesser of fair market value on the date of exercise or the amount for which the stock is sold will be taxed as ordinary income, and we will receive a corresponding deduction. If the participant sells the shares of common stock for less than the amount he or she paid for the stock prior to the one- or two-year period indicated, no amount will be taxed as ordinary income and the loss will be taxed as a capital loss. Exercise of an incentive stock option may subject a participant to, or increase a participant's liability for, the alternative minimum tax.

Nonqualified Options. A participant will not recognize income upon the grant of a nonqualified option or at any time prior to the exercise of the option or a portion thereof. At the time the participant exercises a nonqualified option or portion thereof, he or she will recognize compensation taxable as ordinary income in an amount equal to the excess of the fair market value of the common stock on the date the option is exercised over the price paid for the stock, and we will then be entitled to a corresponding deduction.

Depending upon the time period shares of common stock are held after exercise, the sale or other taxable disposition of shares acquired through the exercise of a nonqualified option generally will result in a short- or long-term capital gain or loss equal to the difference between the amount realized on such disposition and the fair market value of such shares when the nonqualified option was exercised.

Special rules apply to a participant who exercises a nonqualified option by paying the exercise price, in whole or in part, by the transfer of shares of common stock to us.

The Board of Directors recommends that stockholders vote FOR the proposal to approve the 2004 Stock Option Plan. We have been informed that AFG intends to vote its shares FOR approval of the 2004 Stock Option Plan.

PROPOSAL NO. 3-AMENDMENTS TO DIRECTORS STOCK OPTION PLAN

During 2004, the Board of Directors adopted, subject to approval of our stockholders at the Annual Meeting, amendments to the 1997 Directors Stock Option Plan. The Directors Stock Option Plan provides for the issuance of stock options to our non-employee directors.

The amendments to the Directors Stock Option Plan provide that our non-employee directors receive options to purchase 20,000 shares of our common stock upon initial appointment or election to the Board. Before the amendments, non-employee directors received options to purchase 10,000 shares of our common stock upon initial election or appointment to the Board. The amendments also provide for an immediate grant, subject to stockholder approval at our Annual Meeting, of an additional 10,000 shares to our existing non-employee directors.

The following description is qualified in its entirety by reference to the text of the 1997 Directors Stock Option Plan, as amended, which is set forth in Annex B to this Proxy Statement.

Purpose of the Plan

The purpose of the Directors Stock Option Plan is to promote our interests and the interests of our stockholders by providing a means for attracting and retaining directors of outstanding competency, dedication and loyalty.

Shares Available for Grant

The maximum number of shares of our common stock for which options may be granted under the Directors Stock Option Plan is 500,000 (subject to antidilution provisions). Shares we deliver pursuant to the exercise of options may be authorized but unissued shares of our common stock, previously acquired treasury shares or a combination. Options which expire or are terminated shall again be available for grant under the Directors Stock Option Plan.

Plan Administration and Termination

The Directors Stock Option Plan is administered by the Organization and Policy Committee of our Board of Directors. The Board of Directors has the ability to amend the Directors Stock Option Plan at any time without further stockholder approval unless such amendment would cause the Directors Stock Option Plan to cease to satisfy any applicable conditions of Rule 16b-3 promulgated under the Securities Exchange Act of 1934.

Unless earlier terminated, the Directors Stock Option Plan will continue in effect until February 13, 2007.

Price, Exercise Period and Vesting of Options

Each non-employee director (excluding Mr. Ambrecht) has, subject to stockholder approval of the amendments to the Directors Stock Option Plan, been granted options to purchase 10,000 shares of our common stock at an exercise price per share of $15.22. Mr. Ambrecht was granted options to purchase 20,000 shares at an exercise price of $15.40 per share. Both of these exercise prices were the mean between the high and low trading prices for the ten trading days preceding the date of grant.

On each March 1, each non-employee director will receive options to purchase 3,000 shares of our common stock. Each non-employee director elected or appointed after the effective date of the amendments to the Directors Stock Option Plan will receive options to purchase 20,000 shares of our common stock upon election or appointment.

The price of options granted under the Directors Stock Option Plan is the average of the mean between the high and low sales prices for our common stock on the New York Stock Exchange for the ten trading days immediately preceding the date of grant. On April 1, 2005, the closing price of our common stock was $17.05.

Twenty percent of the shares underlying an option will become exercisable upon the first anniversary of the date of grant, and twenty percent will vest on each anniversary thereafter.

Payment for shares purchased upon exercise of an option may be made in cash, by surrender of other owned shares of our common stock or by a combination of such methods. Payment for shares may also be made by withholding that number of shares having a fair market value of shares acquired pursuant to the exercise. Our Organization and Policy Committee, however, may permit payment by any other method.

Federal Income Tax Consequences

In general, there will be no tax consequences to a non-employee director or to us when the option is granted under the Directors Stock Option Plan. Upon exercise of the option, the non-employee director will be required to report, on his or her federal income tax return for the year in which the exercise occurs, income equal to the difference between the fair market value of the stock at the time of exercise of the option and the exercise price.

The Board of Directors recommends that stockholders vote FOR the proposal to approve the amendments to the 1997 Directors Stock Option Plan. We have been informed that AFG intends to vote its shares FOR approval of the amendments to the 1997 Directors Stock Option Plan.

PROPOSAL NO. 4-RATIFICATION OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected Ernst & Young LLP, to serve as our independent registered public accounting firm for 2005, and stockholders are asked to ratify that selection at the Annual Meeting. Representatives of Ernst & Young LLP will be present at the Annual Meeting. Such representatives will have the opportunity to make a statement if they desire to do so, and to respond to appropriate questions.

The Board of Directors recommends that stockholders vote FOR the proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for our 2005 fiscal year. We have been informed that AFG intends to vote its shares FOR ratification of the appointment of Ernst & Young LLP.

EQUITY COMPENSATION PLAN INFORMATION

The following reflects certain information about shares of our common stock authorized for issuance (at December 31, 2004) under equity compensation plans.
Equity Compensation Plans	Number of securities to be issued upon exercise of outstanding options	Weighted-average exercise price of outstanding options	Number of securities available for future issuance under equity compensation plans (excluding securities reflected in first column)

Approved by shareholders	3,490,327	$16.45	3,410,931 (1)

Not approved by shareholders	962,480	$17.60	2,085,365 (2)

(1) Includes options exercisable into 2.6 million shares available for issuance under Stock Option Plans for employees and directors, 0.8 million shares issuable under our Employee Stock Purchase Plan and 56,911 shares issuable under our 1997 Directors Stock Option Plan.

(2) Represents shares issuable under our Deferred Compensation Plan (0.2 million shares) adopted in 1994, our Agent Stock Purchase Plan (0.9 million shares) adopted in 1994, our Agent Stock Option Plan (0.6 million shares) adopted in 1998 and amended in 2004 and our Bonus Plan (0.4 million shares) adopted in 1998.

Under the Deferred Compensation Plan, certain highly compensated employees may defer a portion of their annual salary and/or bonus. Participants may elect to have the value of deferrals (i) earn a fixed rate of interest set annually, or (ii) fluctuate based on the market value of our common stock, as adjusted to reflect stock splits, distributions, dividends, and a 7-1/2% match to participant deferrals.

Under the Agent Stock Purchase Plan, selected agents are able to utilize commissions earned from the sale of insurance products issued by our subsidiaries to purchase our common stock at 92.5% of the fair market value. The Plan provides that up to 1,000,000 of our common stock may be issued.

Under the Agent Stock Option Plan, selected agents are able to earn options to purchase our common stock based on the amount of premium the agents produce from the sale of insurance products issued by our subsidiaries. The options have an exercise price equal to the fair market value of our common stock at the time of grant. The options include vesting provisions based on future premium production and other factors. The Plan provides that up to 1,500,000 of our common stock may be issued upon the exercise of options.

MANAGEMENT

Our directors, nominees and executive officers are:
Name	Age(1)	Position	Director or Executive Since

Carl H. Lindner	85	Chairman of the Board	1987
S. Craig Lindner	50	Chief Executive Officer and President, Director	1993
Robert A. Adams	59	Director	1992
Kenneth C. Ambrecht	59	Director	2004
Ronald G. Joseph	68	Director	1994
John T. Lawrence III	53	Director	1994
William R. Martin	76	Director	1994
Charles R. Scheper	52	Director and Chief Operating Officer	1999
John B. Berding	42	Executive Vice President, Investments	1993
Richard L. Magoteaux	45	Senior Vice President	1996
Christopher P. Miliano	46	Executive Vice President, Chief Financial Officer and Treasurer	1993
James E. Moffett	45	Senior Vice President	2001
Mark F. Muething	45	Executive Vice President, General Counsel and Secretary	1993
Michael J. Prager	45	Senior Vice President and Chief Actuary	2002

(1)  As of March 31, 2005

John B. Berding was elected Executive Vice President in May 1999. During that time, he has also been a Senior Vice President, and effective March 2002, an Executive Vice President of AMM.

Richard L. Magoteaux was elected Senior Vice President in May 2001. Prior to that time, he served as Vice President for over five years.

Christopher P. Miliano was elected Treasurer in May 2004, Executive Vice President in May 2002 and Chief Financial Officer in May 2001. Prior to that time, he served as Vice President and Controller for over five years.

James E. Moffett was elected Senior Vice President in May 2001. In June 2000, Mr. Moffett was employed by the Company as a Vice President and Chief Operating Officer of Loyal American Life Insurance Company. For more than five years prior to that time, he was employed by Thomas Group, Inc., a Dallas based strategy and operations consulting firm.

Mark F. Muething was elected Executive Vice President, General Counsel and Secretary in May 1999.

Michael J. Prager was elected Senior Vice President and Chief Actuary in May 2002. Prior to that time he served in various capacities since joining the Company in June 2000. Prior to that time, Mr. Prager was an independent consultant with respect to actuarial and general insurance matters.

See "ELECTION OF DIRECTORS" for information on our directors.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our executive officers, directors and persons who own more than ten percent of our common stock to file reports of ownership with the Securities and Exchange Commission and to furnish us with copies of these reports. Based solely on a review of the reports of ownership furnished to us, we believe that all filing requirements were met during 2004.

Securities Ownership

The following table sets forth information, as of March 31, 2005 concerning the beneficial ownership of our equity securities by each director, nominee for director, the executive officers named in the Summary Compensation Table (see "Compensation" below) and by all of these individuals and executive officers not named in the Summary Compensation Table as a group. Such information is based on data furnished by the persons named. Except as set forth in the following table, no director or executive officer beneficially owned 1% or more of any class of our equity securities outstanding at March 31, 2005. Unless otherwise indicated, the persons named have sole voting and dispositive power over the shares reported.

	Amount and Nature of Beneficial Ownership (a)

Name of Beneficial Owner	Shares of Common Stock Held(a)(h)		Percent of Class

Robert A. Adams	523,648	(b)	1.1%
Kenneth C. Ambrecht	4,000		*
Ronald G. Joseph	72,228		*
John T. Lawrence III	40,602		*
Carl H. Lindner	536,808	(c)	1.1%
S. Craig Lindner	139,763	(c)	*
William R. Martin	39,542		*
Charles R. Scheper	355,600	(d)	*
Christopher P. Miliano	118,672	(e)	*
Mark F. Muething	190,813	(f)	*
Michael J. Prager	69,007	(g)	*
All Directors and Executive Officers as a Group (14 persons)	2,100,929		4.3%

*Less than 1%

(a) Unless otherwise indicated, the persons named have sole voting and dispositive power over the shares listed opposite their names. The amounts listed include the following number of shares which may be acquired pursuant to options which are exercisable within 60 days: Mr. Adams - 445,588, Mr. Ambrecht - 4,000, Mr. Joseph - 23,714, Mr. Lawrence - 23,714, Mr. Martin - 23,714, Mr. Scheper - 304,000, Mr. Miliano - 97,730, Mr. Muething - 188,795 and Mr. Prager - 62,000.

(b) Includes 5,498 shares allocated to Mr. Adams's account in the Great American Financial Resources, Inc. Employee Stock Ownership Retirement Plan ("ESORP") and 254 shares held by Mr. Adams's minor children.

(c) Messrs. Carl H. Lindner and S. Craig Lindner disclaim beneficial ownership of the shares owned by AFG, of which Mr. Carl H. Lindner is Chairman of the Board and a principal stockholder and Mr. S. Craig Lindner is a director, officer and principal stockholder. See "Principal Stockholders."

(d) Includes 1,977 shares allocated to Mr. Scheper's account in the ESORP and 42,369 share equivalents allocated to Mr. Scheper's account in the Great American Financial Resources, Inc. Deferred Compensation Plan ("Deferred Compensation Plan").

(e) Includes 5,467 shares allocated to Mr. Miliano's account in the ESORP.

(f) Includes 5,033 shares allocated to Mr. Muething's account in the ESORP and 34,137 share equivalents allocated to Mr. Muething's account in the Deferred Compensation Plan.
  Includes 143 shares allocated to Mr. Prager's account in the ESORP and 5,454 shares allocated to Mr. Prager's account in the Deferred Compensation Plan.
  Messrs. Joseph, Lawrence, Carl H. Lindner, S. Craig Lindner, Martin, Scheper and Muething also beneficially own; 51,000; 4,000; 11,541,136; 6,147,427; 71,638; 143 and 210 shares, respectively, of common stock of AFG.

COMPENSATION

The following table summarizes information concerning the annual and long-term compensation for services in all capacities to us and our subsidiaries for the three years ended December 31, 2004 paid to our Chief Executive Officer and our four other most highly compensated executive officers during 2004 (the "Named Executive Officers").

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year				Long-Term Compensation
Annual Compensation
		Salary	Bonus	Other Annual Compensation (a)	Securities Underlying Options Granted (# of Shares)	All Other Compensation (b)

S. Craig Lindner Chief Executive Officer and President	2004 2003 2002	$524,291 $484,673 $468,000	$426,605 $201,372 $171,550	$810 $810 $810	- - - - - -	- - - - - -
Charles R. Scheper Chief Operating Officer	2004 2003 2002	$524,291 $484,673 $468,000	$426,605 $201,372 $171,550	$7,475 $9,997 $6,107	50,000 50,000 50,000	$25,000 $25,000 $25,000

Mark F. Muething Executive Vice President, General Counsel and Secretary	2004 2003 2002	$281,844 $261,327 $252,308	$144,037 $99,698 $93,425	$1,258 $563 $1,083	20,000 20,000 20,000	$19,077 $17,738 $16,715
Michael J. Prager Senior Vice President And Chief Actuary	2004 2003 2002	$245,079 $227,308 $217,356	$125,434 $90,716 $87,000	$501 $480 $457	20,000 20,000 35,000	$16,790 $15,715 $14,962
Christopher P. Miliano Executive Vice President, Chief Financial Officer and Treasurer	2004 2003 2002	$236,608 $199,808 $189,423	$116,930 $81,500 $70,300	$8,528 $622 $377	20,000 20,000 20,000	$15,905 $13,505 $12,590

  The amounts listed under "Other Annual Compensation" for 2004 are for the premiums paid for group life coverage in excess of $50,000 per individual. The amounts for 2004 also include amounts related to use of corporate aircraft of $4,875 for Mr. Scheper, $382 for Mr. Muething and $7,845 for Mr. Miliano.

  Amounts listed under "All Other Compensation" for each of the named persons reflect amounts contributed to our retirement plan.

Stock Options

The tables below show stock options granted to, or exercised by, the Named Executive Officers during 2004, and the number and value of unexercised options held by them at December 31, 2004.

STOCK OPTION GRANTS IN 2004 ___________________________________________________________________________________

Name	Stock Options Granted	Individual Grants % of Total Stock Options Granted to Employees in Fiscal Year	Exercise Price(b)	Potential Realized Value at Assumed Annual Rates of Stock Price Appreciation For Stock Option Term (a)

				Expiration Date(c)	0%	5%	10%

S. Craig Lindner	--	--	--	--	--	--	--

Charles R. Scheper	50,000	9.3%	$15.75	3/22/2014	--	$495,255	$1,255,072

Mark F. Muething	20,000	3.7%	$15.75	3/22/2014	--	$198,102	$502,029

Michael J. Prager	20,000	3.7%	$15.75	3/22/2014	--	$198,102	$502,029

Christopher P. Miliano	20,000	3.7%	$15.75	3/22/2014	--	$198,102	$502,029

________________

  The Potential Realizable Value is calculated based on a market price for our common stock of $15.75 for the stock options granted on March 23, 2004.
  The closing price for our common stock on March 22, 2004 was $15.75.
  The stock options become exercisable in 20% increments on each of the first five anniversaries of the date of grant.

AGGREGATED OPTION EXERCISES IN 2004
AND 2004 YEAR-END OPTION VALUES

	Shares Acquired On Exercise (# of Shares)	Value Realized (b)	Number Of Securities Underlying Unexercised Options At Year End		Value Of Unexercised In-The-Money Options At Year End (a)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable

S. Craig Lindner	- -	- -	- -	- -	- -	- -
Charles R. Scheper	- -	- -	238,000	172,000	$227,800	$281,200
Mark F. Muething	- -	- -	170,295	58,000	$384,695	$100,630
Michael J. Prager	- -	- -	40,000	72,000	$22,500	$ 99,200
Christopher P. Miliano	- -	- -	80,230	57,000	$110,528	$ 98,260

  The Value of Unexercised In-the-Money Options at Fiscal Year End is calculated based on a market price for our common stock on December 31, 2004 of $17.37 per share. For options on which the exercise price is greater than $17.37 per share, the value is assumed to be $0.

  The value realized on the exercise of stock options is calculated by subtracting the exercise price from the market value of our common stock on the date of exercise.

Organization and Policy Committee Report

The Organization and Policy Committee of the Board of Directors consists of two directors, neither of whom is an employee of Great American Financial Resources or any of its subsidiaries. The Committee's functions include approving recommendations with respect to the compensation of each officer of the company and providing a report to the Board of Directors on those matters. The cash compensation paid to the executive officers for 2004 was comprised principally of annual base salaries and payments under the Corporate Bonus Plan. Stock options are granted to executive officers to provide long-term incentive based compensation. In determining compensation for executive officers, the Committee gives some consideration to the compensation paid to executive officers of companies engaged in similar lines of business.

Annual Base Salaries. The Committee approves annual base salaries and salary increases for executive officers that are appropriate for their positions and levels of responsibilities. The Committee takes into consideration the Company's long-term performance in establishing annual base salaries for executive officers.

Corporate Bonus Plan. Each of the named executive officers was eligible to participate in the Corporate Bonus Plan. The Bonus Plan compensates participants based on the Company's financial and operational performance. Under the Bonus Plan, the Organization and Policy Committee approved a target bonus for each participant based on such person's duties and responsibilities and expected contributions during the year. The Committee also reviewed premium, financial and operational goals for the company as well as individual goals for each participant. Based on the specific responsibilities of the participant, the Committee allocated a total of 100% among the premium, financial, operational, and individual goals. Based on the attainment of these goals, participants in the Bonus Plan could earn up to 125% of the target bonus amounts. The bonuses reported in the Summary Compensation Table for 2004 are amounts paid to participating executive officers in the first quarter of 2005.

Compensation of the Chief Executive Officer. In evaluating the base salary and bonus for the Chief Executive Officer, the Committee evaluates the duties and responsibilities while giving some consideration to the compensation paid to persons holding similar positions with other companies. Some consideration is also given to the compensation paid to the Company's Chief Operating Officer.

Stock Options. Stock options represent a performance-based portion of our compensation system. The Committee believes that stockholders' interests are well served by aligning the interests of our executive officers with those of stockholders by the grant of stock options. Incentive stock options are granted with an exercise price equal to the fair market value of our common stock on the date of grant and become exercisable at the rate of 20% per year. The Committee believes that these features provide executive officers with substantial incentives to maximize our long-term success.

Internal Revenue Code Section 162. Provisions of the Internal Revenue Code provide that compensation in excess of $1 million per year paid to the Chief Executive Officer as well as other executive officers listed in the compensation table will not be deductible unless the compensation is "performance based" and the related compensation is approved by stockholders. Because no officer received more than $1 million in compensation, Section 162 was not considered by the Committee in determining 2004 compensation.

The Organization and Policy Committee:

Ronald G. Joseph (Chairman)
John T. Lawrence III

PERFORMANCE GRAPH

The following graph compares the cumulative total stockholder return on our common stock with the cumulative total return of the Standard & Poor's ("S&P") 500 Stock Index and the S&P Insurance (Life/Health) Index (S&P Life"). (Assumes $100 invested on December 31, 1999 in our common stock and the two indexes, including reinvestment of dividends.)

PERFORMANCE GRAPH INDEX

December 31,	1999	2000	2001	2002	2003	2004
Great American Financial Resources	100	106.84	105.31	97.22	92.43	99.55
S&P 500 Index	100	90.90	80.09	62.39	80.29	89.03
S&P 500 Life & Health Insurance Index	100	113.81	105.01	87.96	111.80	136.55

CERTAIN TRANSACTIONS

Great American Financial Resources and AMM, a wholly-owned subsidiary of AFG, are parties to an Investment Services Agreement under which AMM provides investment services to our insurance subsidiaries in accordance with guidelines. We and our subsidiaries pay AMM an annual fee of .05% of total invested assets (as defined), provided that such fee does not exceed the actual cost to AMM of providing such services, and AMM is reimbursed for certain expenses. Investment charges paid by us to AMM were $3.9 million in 2004.

We, GALIC and certain of our subsidiaries are members of AFG's consolidated tax group. We and GALIC have separate tax allocation agreements with AFG which designate how tax payments are shared by members of the tax group. In general, both companies compute taxes on a separate return basis. GALIC is obligated to make payments to (or receive benefits from) AFG based on taxable income without regard to temporary differences. If GALIC's taxable income (computed on a statutory accounting basis) exceeds a current period net operating loss of ours, the taxes payable or receivable by GALIC associated with the excess are payable to or receivable from AFG. If the AFG tax group utilizes any of our net operating losses or deductions that originated prior to 1993, AFG will pay us an amount equal to the benefit received. During 2004, we and our subsidiaries which are included in the AFG consolidated tax group incurred income tax expense of $38.6 million.

We paid $2.3 million to AFG for various information technology services (primarily outsourcing) in 2004. We paid approximately $240,000 to AFG for services related to purchases from third party vendors. All of these transactions were based on fair market value.

During 2004, we paid the Cincinnatian Hotel approximately $163,000 for lodging and meeting accommodations. The hotel is owned by a subsidiary of AFG.

In July 2000, AFG's principal insurance subsidiary, GAI, entered into a thirty-two year agreement with the Cincinnati Reds, pursuant to which the Reds' home stadium was named "Great American Ball Park." Carl H. Lindner is the Chief Executive Officer of the Reds. In addition, GAI and an entity owned by Carl H. Lindner, Carl H. Lindner III, Keith E. Lindner and S. Craig Lindner, are part owners of the Reds. The Reds were paid an aggregate of $2,020,000 under the naming rights agreement in 2004. These payments to the Reds will average approximately $2.3 million annually over the term of the agreement. We participate in the naming rights agreement, and accordingly, paid GAI $670,000 under the agreement in 2004. Our payments to GAI will average approximately $720,000 annually over the term of the agreement. In addition to having the "Great American" name associated with the stadium, we also receive approximately $300,000 annually of premium seating and related sponsorship rights for the naming rights payments.

Directors' Compensation

Our employees do not receive any additional compensation for serving as members of the Board of Directors or any of its committees. Directors who are not employees receive an annual retainer of $30,000 for Board membership and an additional annual retainer of $5,000 for serving as Chairman of a Board Committee. Under our Directors' Compensation Plan, non-employee directors will receive at least 50% of their retainers in common stock. In addition, directors who are not employees are paid a fee of $2,000 for attendance at each Board meeting, and $1,500 for attendance at each committee meeting. All directors are reimbursed for expenses incurred in attending board and committee meetings.

Under the 1997 Directors Stock Option Plan, each March 1, each non-employee director receives a stock option to purchase 3,000 shares of our common stock, with an exercise price based on the average market price of our common stock for the ten trading days preceding the grant date. Subject to the approval of amendments to the 1997 Directors Stock Option Plan at the Annual Meeting under Proposal No. 3 above, each newly elected or appointed non-employee director will receive an option to purchase 20,000 shares of our common stock, with an exercise price based on the average market price of our common stock for the ten trading days preceding the date of election as a director.

CORPORATE GOVERNANCE, THE BOARD OF DIRECTORS
AND BOARD COMMITTEES

Corporate Governance Matters. The corporate governance rules of the New York Stock Exchange (the "NYSE") do not require that a majority of the members of our Board of Directors be "independent," as provided under NYSE rules, because we are a "controlled company" in that more than 50% of our voting power is held by AFG. As a result, we do not have a majority of independent directors on our Board.

There are three Committees of the Board of Directors - the Audit Committee, the Executive Committee and the Organization and Policy Committee. As detailed below, the Organization and Policy Committee performs the functions generally delegated to Compensation and Nominating Committees of other Boards of Directors. As a "controlled company" under NYSE rules, we are not required to have solely independent directors on our Audit Committee and our Organization and Policy Committee. However, all members of the Audit Committee and the Organization and Policy Committee do meet the requirements of independent directors under the rules of the NYSE. Each of our Audit Committee and Organization and Policy Committee operates under written charters.

We have adopted a Code of Ethics that applies to all of our directors, officers (including our Chief Executive Officer, Chief Financial Officer, Controller and any person performing similar functions) and employees. We have also adopted Corporate Governance Guidelines.

Stockholders may communicate directly with directors by sending written communication to the attention of the Corporate Secretary at our principal offices. It is our practice not to screen such correspondence before it is forwarded to the director to whom it is addressed or to the Chairman, if addressed to the full Board of Directors.

NYSE rules require non-management directors to meet regularly in executive sessions. William R. Martin was selected to preside over the three meetings of non-management directors held in 2004. Shareholders and other interested parties may communicate with any of the non-management directors, individually or as a group, by sending the written communication to the attention of the Corporate Secretary at our principal offices.

Copies of our Audit Committee Charter, Organization and Policy Committee Charter, Code of Ethics and Corporate Governance Guidelines are available, without charge, by written request to Mark F. Muething; Executive Vice President, General Counsel and Secretary; Great American Financial Resources, Inc.; 250 East Fifth Street; Cincinnati, Ohio 45202 and are also available on our website at http://www.GAFRI.com. We will disclose on our website any waivers granted from or amendments to our Code of Ethics within four business days of such waiver or amendment.

Board of Directors. Our Board of Directors held four meetings and took action in writing five times in 2004. Directors are encouraged to attend the Annual Meeting of Stockholders. At the Annual Meeting of Stockholders held in May 2004, all directors were in attendance.

Audit Committee. The Audit Committee consists of four members: William R. Martin (Chairman), Kenneth C. Ambrecht, John T. Lawrence III and Ronald G. Joseph, none of whom is an officer or employee of ours or any of our subsidiaries. Ronald W. Tysoe was a member of the Audit Committee until March 31, 2004, when he resigned as a director in order to accept a position as a director with an unaffiliated company. As provided in its charter, the Audit Committee's functions include: recommending to the Board of Directors the firm to be appointed as independent accountants to audit our consolidated financial statements and to provide other audit-related services and recommending the terms of such firm's engagement; reviewing the scope and results of the audit with the independent accountants; reviewing with management and the independent accountants our interim and year-end operating results; reviewing the adequacy and implementation of our internal accounting and auditing procedures; and reviewing the non-audit services to be performed by the independent accountants and considering the effect of such performance on the accountants' independence. The Audit Committee held seven meetings in 2004.

The Board has determined that William R. Martin, Chairman of the Audit Committee, is an "audit committee financial expert," as that term is defined in the rules of the Securities and Exchange Commission. All members of the Audit Committee are deemed to be independent, as that term is defined in the rules of the New York Stock Exchange.

The Audit Committee has adopted a policy that our independent accountants may not render any services to us outside the scope of the audit engagement letter without pre-approval of the Audit Committee. The Audit Committee has delegated to William R. Martin, Chairman of the Committee, authority to pre-approve audit and non-audit services outside of meetings of the Audit Committee. Management and the independent accountants are required to provide a written request, including a description of the services to be provided and an estimate of the fee to be charged, in connection with any request for pre-approval. The full Audit Committee may also pre-approve such services. In 2004, all services rendered outside the scope of the audit engagement letter were pre-approved without reliance on the de minimus safe harbor exception from the pre-approval requirements.

Executive Committee. The Executive Committee consists of three members: S. Craig Lindner (Chairman), Carl H. Lindner and Charles R. Scheper. The Committee is generally authorized to exercise the powers of the Board of Directors between meetings of the Board of Directors, except that the Committee's authority does not extend to certain fundamental matters, such as: amending our By-laws; filling vacancies on the Board of Directors; declaring a dividend; electing or removing our principal officers; adopting or approving a plan of merger, consolidation or sale of a substantial portion of our assets; our dissolution or reorganization or establishing or designating any class or series of our stock (or fixing or determining the relative rights and preferences thereof). The Executive Committee took action in writing on one occasion in 2004.

Organization and Policy Committee. The Organization and Policy Committee consists of two members: Ronald G. Joseph and John T. Lawrence III.

As provided in its charter, the Organization and Policy Committee's functions include: reviewing the duties and responsibilities of our principal officers; approving the compensation of our principal officers and providing a report to the Board of Directors on those matters; reviewing our compensation and personnel policies; administering bonus and stock option plans; reviewing and making recommendations to the Board of Directors with respect to employee retirement policies; and supervising, reviewing and reporting to the Board of Directors on the performance of the management committee responsible for the administration and investment management of our pension and savings plans. The Organization and Policy Committee held two meetings and took action in writing on two occasions in 2004.

The responsibilities of the Organization and Policy Committee include reviewing and providing advice with respect to the nomination of candidates for the Board of Directors. Except as provided below, the Board of Directors is responsible for the actual nomination of directors. The Committee does not impose any minimum requirements in considering candidates but rather reviews the overall business, industry and financial experience of candidates. The Committee has not retained any third party to identify or evaluate nominees. In addition, no person has recommended a candidate to the Committee in the last year. Our Certificate of Incorporation includes procedures whereby any stockholder of record may nominate one or more persons as candidates for the office of director. In order to utilize this procedure, a stockholder is required to give written notice of the intent to nominate a candidate at least five but not more than 30 days prior to the meeting of stockholders at which the election of directors will take place. Such procedures do not require any consideration or review by the Organization and Policy Committee.

Audit Committee Report

As provided in its charter, the Audit Committee is responsible for providing independent oversight of our accounting functions and internal controls.

Management is responsible for our internal controls and the financial reporting process. The independent accountants are responsible for performing an independent audit of the consolidated financial statements in accordance with generally accepted auditing standards and for issuing a report thereon. The Committee's responsibility is to monitor and oversee these processes. Additionally, the Audit Committee engages an accounting firm to be engaged as our independent accountants.

In this context, the Committee has met and held discussions with management and the independent accountants. Management represented to the Committee that the consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Committee has reviewed and discussed the consolidated financial statements with management and the independent accountants. The Committee discussed with the independent accountants matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees).

The independent accountants also provided to the Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Committee discussed with the independent accountants that firm's independence. As part of its discussions, the Committee determined that Ernst & Young LLP was independent of the Company.

Based on the Committee's discussions with management and the independent accountants and the Committee's review of the representation of management and the report of the independent accountants to the Committee, the Committee recommended the Board of Directors include the audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2004 filed with the Securities and Exchange Commission.

The Audit Committee

William R. Martin (Chairman)
Kenneth C. Ambrecht
Ronald G. Joseph
John T. Lawrence III

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The accounting firm of Ernst & Young LLP served as our independent registered public accountants for the fiscal year ended December 31, 2004. Representatives of that firm will attend the meeting and will be given the opportunity to make a statement if they desire to do so and to respond to appropriate questions that may be asked by stockholders.

Fees Paid to the Independent Accountants

The following table sets forth the fees billed by Ernst & Young for Audit and other services. The Audit Committee considers the non-audit services provided in satisfying itself as to Ernst & Young's independence.

2004	2003

Audit Fees	$1,403,922	$1,062,355

Audit-Related Fees	$ 231,102	$ 8,000

Tax Fees	$ 0	$ 2,850

All Other Fees	$ 0	$ 0

The Audit Committee approved all of the engagements pursuant to which these services were provided. Audit fees included fees related to services rendered in connection with the annual audit of our consolidated financial statements, the quarterly review of the consolidated financial statements included in our quarterly reports on Form 10-Q, reviews of and other services related to registration statements, audits of the statutory financial statements of our insurance subsidiaries and the review of our system of internal controls required by the Sarbanes-Oxley Act of 2002.

Audit-related fees for 2004 related to a review of the controls in our fixed and variable lines of business. Audit-related fees for 2003 related to a review of certain processes in our variable annuity line of business.

The tax fees for 2003 related to review of information submitted in connection with state and local tax incentives received by us and consultation with respect to local tax matters for our Puerto Rico subsidiary.

NOMINATIONS AND STOCKHOLDER PROPOSALS

The Organization and Policy Committee will consider stockholder suggestions for nominees for director. Suggestions for director consideration may be submitted to our Secretary at our principal executive offices. Suggestions received by the Secretary's office by December 31 will be considered by the Committee for nomination at the next Annual Meeting of Stockholders. Stockholders may also make nominations for director by complying with the procedures described above under the caption "COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS - Organization and Policy Committee."

Other than the items listed in this Proxy Statement to be submitted to stockholders, management knows of no other matters to be presented at the Annual Meeting upon which a vote may be taken. The Proxy Form used by us for the Annual Meeting typically grants authority to management's proxies to vote in their discretion on any matters that come before the Meeting as to which adequate notice has not been received. In order for a notice to be deemed adequate for next year's Annual Meeting, it must be received by February 27, 2006. In order for a proposal to be considered for inclusion in our proxy statement for that meeting, it must have been received by December 2, 2005.

REQUESTS FOR FORM 10-K

We will send, upon written request, without charge, a copy of our current Annual Report on Form 10-K to any stockholder who writes to Mark F. Muething, Executive Vice President, General Counsel and Secretary, Great American Financial Resources, Inc., 250 East Fifth Street, Cincinnati, Ohio 45202.

GREAT AMERICAN FINANCIAL RESOURCES, INC.

This Proxy can also be voted by telephone at 1-877-298-3570 (toll free) or (513) 579-6707, M-F 8:00 am to 10:30 pm Eastern Time and Sat. 8:00 am to 4:30 pm Eastern Time. Telephone voting will close at 9:00 am Eastern Time on the meeting date.

000126

938990

The Board of Directors recommends a vote FOR the following:

1. Proposal to elect Directors:

Nominees

1 -- Robert A. Adams	5 -- Carl H. Lindner
2 -- Kenneth C. Ambrecht	6 -- S. Craig Lindner
3 -- Ronald G. Joseph	7 -- William R. Martin
4 -- John T. Lawrence III	8 -- Charles R. Scheper

3. Proposal to approve Amendments to the Great American Financial Resources, Inc. 1997 Director Stock Option Plan

4. Proposal to ratify Ernst & Young LLP as the Company's Independent Registered Public Accountants for 2005.

PLEASE VOTE ON THE PROPOSAL(S) BY MARKING THE APPROPRIATE BOX(ES) ON THE VOTE CARD AT RIGHT. PLEASE SIGN, DATE, DETACH AND RETURN.

This proxy form is designed to enable the shareholder to detach and mail the vote card without a return envelope. This is intended to reduce processing costs, to maintain confidentiality, and to provide added shareholder convenience.

If you have any questions about voting with this form, please call 1-800-368-3417 or (513) 579-2414.

GAFR 000126

The undersigned hereby appoints **Christopher P. Miliano** and **Mark F. Muething**, and each of them, proxies of the undersigned, each with the power of substitution, to vote all shares of Common Stock which the undersigned would be entitled to vote at the Annual Meeting of Shareholders of the Company to be held on **May 19, 2005, at 11:00 a.m.**, Eastern Time, and on such other matters as may properly come before the meeting and any adjournment of such meeting thereof.

PROPOSAL	FOR AUTHORITY to elect the nominees listed (except those specifically identified below)	WITHHOLD AUTHORITY to vote for every nominee listed
1.	☐	☐

Withhold authority to vote for individual nominee(s) by circling the corresponding nominee number(s)

1 2 3 4 5 6 7 8

PROPOSAL	FOR	AGAINST	ABSTAIN
2.	☐	☐	☐
3.	☐	☐	☐
4.	☐	☐	☐

Signature: ____________________

Signature: ____________________
(If held jointly)

Important: Please sign exactly as name appears hereon indicating, where proper, official position or representative capacity. In case of joint holders, all should sign.

Dated: ____________________

A01230

GAFR
000126

VOTE CARD - DETACH AND RETURN

GREAT AMERICAN FINANCIAL RESOURCES

Proxy for Annual Meeting to be Held
May 19, 2005 at 11:00 a.m.

P R O X Y

ADAM01230
GAFR000126
938990
3

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

This proxy when properly executed will be voted in the manner dictated herein by the below signed shareholder. If no direction is made, this proxy will be voted FOR the proposal(s). If any further matters properly come before the meeting, such shares shall be voted on such matters in accordance with the best judgement of the proxy holders.

See Reverse Side

DETACH HERE

From ______________________

____

____
(OPTIONAL)

☐ If address shown is incorrect, please check this box and insert the correct address above.

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